SHARE SALE & PURCHASE AGREEMENT

THIS Agreement is made and entered into this the 25th April 2014 by Mr Qin Xiu Shan,(as "Seller") with PRC ID number 152621197011065338, and Million Place Investments Limited (the "Buyer"), a company registered in the British Virgin Island (BVI company number: 1709673) , for the Sale and Purchase of Ordinary shares in Inner Mongolia Yulong Pump Production Company Limited .

WHEREAS, in accordance to the option granted under the Letter Of Intent filed with the Securities Exchange Commission of the United States on the 19th February 2014 , the buyer does now exercise the option to purchase another 2% in share equity of Inner Mongolia Yulong Pump Production Company Limited .

NOW,THEREFORE, in consideration of the mutual covenants and other good and valuable consideration, the parties hereby agree as follows :

1. Share Sale
   The "Seller" hereby agree to sell to the "Buyer" and "Buyer" hereby agree to purchase 600,000 ordinary shares of par value RMB 1.00 , representing 2% in the issued share capital of Inner Mongolia Yulong Pump Production Company Limited.
2. Purchase Price
   The total purchase price to be paid by the "Buyer" for said shares to be sold pursuant to this Agreement shall be Rmb 600,000 (Rmb Six Hundred Thousand Only) Or (at Rmb 1.00 per share). Said Purchase Price shall be paid by the "Buyer" in cash on the Closing Date.
3. Closing Date
   The Closing Date shall be a date mutually agreed to between the parties at least twenty (20) days after the satisfaction of all terms as set out. At the Closing , all documents shall be executed ,shares transferred and funds delivered as is necessary to complete such purchase.
4. Agreement Governance
   This Agreement shall be governed by the laws of the Peoples' Republic of China (PRC) .

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth above.

Mr Qin Xiu Shan – As "Seller"

CHEUNG MING SZE, director of

Million Place Investment Limited – As "Buyer"

25th April 2014